Filed Pursuant to Rule 424(b)(5)
Registration No. 333-264749

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2023

PRELIMINARY    PROSPECTUS    SUPPLEMENT

(To Prospectus dated May 6, 2022)

$

TRIMBLE INC.

                % Senior Notes due 2033

We are offering $             aggregate principal amount of our     % Senior Notes due 2033 (the “notes”). We will pay interest semi-annually on the notes on              and              of each year, beginning on                     , 2023. The interest rate payable on the notes will be subject to adjustment as described under “Description of Notes—Interest Rate Adjustment.” The notes will mature on             , 2033.

On December 11, 2022, we entered into a Sale and Purchase Agreement (the “Purchase Agreement”), by and among us, as guarantor of the purchaser’s obligations pursuant to the Purchase Agreement, Trimble Trailblazer GmbH, as purchaser and wholly owned subsidiary of ours (the “Purchaser”), and Spider Investments Luxembourg S.à r.l., as seller (the “Seller”) to acquire Transporeon (as defined below) in an all-cash transaction valued at approximately €1.88 billion (the “Transporeon Acquisition”). Transporeon, a Germany-based company, is a leading cloud-based transportation management software platform that connects key stakeholders across the industry lifecycle to positively impact the optimization of global supply chains (“Transporeon”). The acquisition will be funded through a combination of cash on hand and debt, including a portion of the net proceeds from this offering of the notes. We expect this acquisition to close in the first half of 2023, subject to customary closing conditions.

This offering is not conditioned upon the consummation of the Transporeon Acquisition; however, if (i) the consummation of the Transporeon Acquisition does not occur on or before the later of (x) June 30, 2023 or (y) such later date to which the outside date for closing the Transporeon Acquisition as set forth in the Purchase Agreement as in effect on the closing date of this offering may be extended in accordance with its terms (the “special mandatory redemption end date”), (ii) prior to the special mandatory redemption end date, the Purchase Agreement is terminated or (iii) we otherwise notify the trustee of the notes that we will not pursue the consummation of the Transporeon Acquisition (the earliest of the date of delivery of such notice described in clause (iii), the special mandatory redemption end date and the date the Purchase Agreement is terminated, the “special mandatory redemption event”), we will be required to redeem the notes then outstanding at a special mandatory redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the special mandatory redemption date (as defined herein). We refer to such redemption as a “special mandatory redemption.” There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the notes. See “Use of Proceeds” and “Description of Notes—Special Mandatory Redemption of the Notes.” In addition to the special mandatory redemption with respect to the notes, we may redeem the notes in whole or in part at any time at the respective redemption prices described under “Description of Notes—Optional Redemption.”

The notes will be unsecured obligations of ours and will rank equally with our existing and future unsecured senior indebtedness, including our existing 4.150% senior notes due 2023 (the “Existing 2023 Notes”), 4.750% senior notes due 2024 (the “Existing 2024 Notes”) and 4.900% senior notes due 2028 (the “Existing 2028 Notes” and, together with the Existing 2023 Notes and Existing 2024 Notes, the “Existing Notes”).

The notes will not be listed on any securities exchange. Currently, there are no public markets for the notes.

Investing in the notes involves risk. Please read “Risk Factors ” beginning on page S-11 of this prospectus supplement and the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain risks you should consider in connection with an investment in these notes.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us		%	$

(1)	Plus accrued interest, if any, from , 2023.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment on or about                     , 2023.

Joint Book-Running Managers

BofA Securities	Wells Fargo Securities

SMBC Nikko	TD Securities

The date of this prospectus supplement is February     , 2023.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us and our financial performance and condition. The second part is the accompanying prospectus dated May 6, 2022, which is part of our Registration Statement on Form S-3. The accompanying prospectus provides a more general description of the terms and conditions of the various securities we may offer under our Registration Statement, some of which does not apply to this offering. If the description of this offering and the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Except as otherwise indicated, all references in this prospectus supplement to “Trimble,” “Company,” “we,” “our” and “us” refer to Trimble Inc. and its consolidated subsidiaries.

In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information (described in this prospectus supplement in the section titled “Where You Can Find More Information”) by indicating the caption heading of the other sections. All cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

We have not, and the underwriters have not, authorized any other person, including any dealer, salesperson or other individual, to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained in any document incorporated by reference herein or therein is correct as of any time subsequent to the date of such document.

We expect to deliver the notes against payment for the notes on                 , which is the                  business day following pricing (“T+    ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding      business days will be required, by virtue of the fact that the notes initially will settle in T+    , to specify alternative settlement arrangements to prevent a failed settlement.

S-ii

MARKET AND INDUSTRY DATA

This prospectus supplement and the accompanying prospectus, including documents we incorporate by reference, contain information related to industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications), and surveys and market research provided by consultants. The publicly available information and the reports, forecasts and other research provided by consultants generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, our internal research and forecasts are based upon our management’s understanding of industry conditions, and such information has not been verified by any independent sources.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in this prospectus supplement, in our Annual Reports on Form 10-K and in our Quarterly Reports on Form 10-Q under the heading “Risk Factors.” Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

S-iv

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of the reports we file with the SEC and that are incorporated by reference in this prospectus supplement and the accompanying prospectus. We urge you to read carefully and consider the information contained in the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our historical financial statements and notes to those financial statements. Please read the “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 30, 2022 for more information about important risks that you should consider before investing in the notes.

Trimble Inc.

Trimble, a Delaware corporation, is a leading technology solutions provider that enables office and mobile professionals to connect their workflows and asset lifecycles to drive a more productive, sustainable future. With a focus on the industries that feed, build, and move the world, the comprehensive depth and breadth of our solutions is transforming the way the world works, making it easier for Trimble customers to focus on what matters—getting the job done right.

We innovate at the intersection of the digital and physical worlds with solutions that span the world’s foundational industries including building, civil and infrastructure construction, geospatial, survey and mapping, agriculture, natural resources, utilities, transportation, and government.

We exist to empower our customers: asset owners, general and specialty contractors, engineers and designers, surveyors, agricultural companies and farmers, energy and utility companies, trucking companies and drivers, as well as state, federal, and municipal governments.

Productivity and sustainability are at the heart of who we are—woven into our work internally and through our customers’ application of our technologies. The state of the world today requires us to step up with an accelerated focus on our strategic approach to manage the environmental, social, and governance aspects of our business. These efforts will make us a better, more resilient company and motivate us to create greater sustainability solutions for the customers and stakeholders we serve.

Our solutions provide customers with the ability to improve their work quality while being safe, efficient and sustainable. More than that, our products enable reduced environmental impact in our markets, ranging from reduced greenhouse gas (“GHG”) emissions to improved water stewardship.

Today’s work requires solutions for an interconnected world, no matter the industry. Trimble offers a diverse range of coherent capabilities that connect applications, data, workflows, and mobile technologies to more efficiently orchestrate work, often in mixed fleet environments. Our advanced positioning and autonomous guidance capabilities enable increased precision with large equipment, such as tractors and bulldozers. We offer integrated systems that track and manage fleets of vehicles, improve the driver experience, and provide real-time logistical analytics and insights back to the office. Our connected reality capture systems enable the management of large amounts of geo-referenced information, and our software solutions connect all aspects of a fleet, a farm, or a lane, while our collaborative building information modeling solutions are used throughout the design, build, and operation of the built environment.

We focus on integrating our software application and cloud capabilities to create vertically-focused, system-wide solutions that transform how work is done. The integration of sensors, software, hardware, and data in our portfolio gives us a unique ability to provide detailed insights for our customers to improve their specific workflows.

Our strategy is centered on the concept of open industry clouds and underlying common data environments as the nucleus of our connected solutions, allowing all stakeholders to collaborate and make decisions based on the same information. In construction, we connect teams across the design, build, and operational phases of a project. In agriculture, we continue to develop connected farm solutions to optimize operations for agricultural production and protection. Meanwhile, our connected supply chain solutions provide transportation companies and their drivers with tools to enhance fuel efficiency, safety, transparency, and sustainability throughout their connected fleets.

Connected software applications and cloud platform services are key elements of our solutions and account for a steadily increasing portion of our business. Our software enhances a broad range of other products and systems to allow our customers to optimize their work toward targeted outcomes and improve their decision-making and productivity. Ranging from embedded, real-time firmware to software that integrates data with large-scale enterprise back-office systems, many of our solutions are extensible and can be tailored by users for customized business processes and workflows. Trimble software capabilities include extensive three-dimensional (“3D”) modeling, analysis, planning and design solutions as well as a large suite of domain-specific software applications used across industries including agriculture, construction, geospatial, utilities, and transportation.

Our software is sold as perpetual, term, or subscription and can be provisioned for on-premise, and increasingly, hosted as Software as a Service. Our tiered subscription offerings can include both hardware and software, providing a complete customer solution with technology assurance as new generations of hardware become available. We are extending our capabilities to run in multi-cloud environments, while delivering our unique value via domain-specific workflows and lifecycle management in our target industries.

Our global operations include major research, development, manufacturing, and logistics operations in the United States, the Netherlands, India, Germany, Finland, Canada, New Zealand, the United Kingdom, and Sweden.

We began operations in 1978 and were originally incorporated in California as Trimble Navigation Limited in 1981. On October 1, 2016, Trimble Navigation Limited changed its name to Trimble Inc. and changed its state of incorporation from the State of California to the State of Delaware. Our principal executive offices are located at 10368 Westmoor Dr, Westminster, CO 80021, and our telephone number is (720) 887-6100. We maintain a website at www.trimble.com. The information on or accessible through our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The information above concerning Trimble is only a summary and does not purport to be comprehensive. For additional information about Trimble, you should refer to the information described in “Where You Can Find More Information” in this prospectus supplement.

Recent Developments

Proposed Acquisition of Transporeon

As previously disclosed in our Current Report on Form 8-K filed with the SEC, on December 11, 2022, we entered into the Purchase Agreement, by and among us, the Purchaser and the Seller. Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, we will acquire ultimate beneficial ownership of all of the shares or equity interests in the entities that own Transporeon, including all of the issued and outstanding shares of TP Group Holding GmbH (“TP Group Holding”) and all of the issued and outstanding shares of Sixfold GmbH (“Sixfold,” together with TP Group Holding and each of their respective subsidiaries, the “Target Group Companies”). The Purchase Agreement is governed by German law.

The aggregate purchase price payable on the closing date is approximately €1.88 billion in cash, which includes the repayment of outstanding indebtedness of Transporeon. We expect to fund a portion of the Transporeon Acquisition purchase price and other amounts payable under the terms of the Purchase Agreement and related fees and expenses with new debt as described under “—Financing Transactions” below. The proceeds of this offering, together with any borrowings under our new term loan facility and additional borrowings under our other credit facilities, will be used to fund the cash consideration and other amounts payable under the Purchase Agreement, which includes the repayment of outstanding indebtedness of Transporeon, and to pay fees and expenses associated with the foregoing. Pending the full application of the net proceeds of this offering of the notes, we may elect to temporarily repay any amounts outstanding under our revolving credit facility and our uncommitted facilities. This offering is not contingent on the consummation of the Transporeon Acquisition. If the Transporeon Acquisition is not consummated, we will redeem the notes as described under “Description of Notes—Special Mandatory Redemption of the Notes.” Assuming the Transporeon Acquisition is consummated, we intend to use a portion of the net proceeds from this offering of the notes to repay all or a portion of the indebtedness outstanding under our Existing 2023 Notes.

We believe the Transporeon Acquisition will advance our sustainability strategy and increase our international footprint and long-term transportation opportunities. We expect that the acquisition will close in the first half of 2023, although there can be no assurance that the transaction will occur within the expected time period or at all. Closing of the Transporeon Acquisition is subject to customary closing conditions.

About Transporeon

Transporeon is a leading cloud-based transportation management software platform. Transporeon’s software platform provides modular applications with an integrated suite of best-in-class sourcing, planning, execution, monitoring and settlement tools that power a large global freight network.

Transporeon’s leading transportation management platform connects all actors along the supply chain. It facilitates collaboration between the different parties, helps to automate manual processes and provides valuable real-time insights. Transporeon’s modular application hubs solve specific logistics challenges and range from freight sourcing over transport execution and dock and yard management to freight audit and payment. Data hubs provide insights into logistics operations, market developments and carbon emissions, next to ensuring transparency in the supply chain through visibility.

The information above concerning Transporeon is only a summary and does not purport to be comprehensive. See “Risks Related to the Transporeon Acquisition” for more information.

Financing Transactions

We intend to fund the cash consideration and other amounts payable under the terms of the Purchase Agreement, which includes the repayment of outstanding indebtedness of Transporeon, and to pay fees and expenses associated with the foregoing, with a portion of the net proceeds from this offering of notes together with any proceeds from borrowings under our new term loan facility and additional borrowings under our revolving credit facility described below.

Bridge Loan Commitment Letter

In connection with entering into the Purchase Agreement, the Company entered into a commitment letter (the “Bridge Loan Commitment Letter”), dated as of December 11, 2022, with Bank of America, N.A. (the “Commitment Party”) and BofA Securities, Inc. pursuant to which, subject to the terms and conditions set forth therein, the Commitment Party has committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of up to €1.88 billion (the “Bridge Credit Facility”). The commitments under the Bridge Loan Commitment Letter are subject to customary reductions, including reductions equal to the net cash proceeds received by the Company from the incurrence of specified other indebtedness. The funding of the Bridge Credit Facility provided for in the Bridge Loan Commitment Letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Bridge Credit Facility in accordance with the terms sets forth in the Bridge Loan Commitment Letter, and (ii) the consummation of the Transporeon Acquisition in accordance with the Purchase Agreement. The commitments under the Bridge Loan Commitment Letter were reduced to €500 million upon entering into the Term Loan Credit Agreement and the Revolving Credit Agreement Amendment described below and will be reduced in their entirety by the proceeds of the notes offered hereby. In the fourth quarter of 2022, we incurred $7.3 million fees related to the Bridge Credit Facility of which $5.9 million was recorded to Interest expense, net, and $1.4 million was deferred. If not sooner terminated in accordance with the Bridge Loan Commitment Letter, the commitments terminate on July 10, 2023. As of the date hereof, there is no aggregate principal amount outstanding on the Bridge Loan Commitment Letter.

Term Loan Credit Agreement

On December 27, 2022, we entered into a Term Loan Credit Agreement, by and among the Company, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “Term Loan Credit Agreement”). The Term Loan Credit Agreement provides for an unsecured delayed draw term loan facility in the aggregate principal amount of $1.0 billion, comprised of a 3-year tranche in the amount of $500.0 million and a 5-year tranche in the amount of $500.0 million. The Term Loan Credit Agreement was arranged in connection with the pending Transporeon Acquisition. As of the date hereof, we had no borrowings under our Term Loan Credit Agreement and $1.0 billion of unused borrowing availability under the Term Loan Credit Agreement.

Revolving Credit Agreement Amendment

On March 24, 2022, we entered into a Credit Agreement, by and among the Company, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”), which provides for an unsecured revolving loan facility in the aggregate principal amount of $1.25 billion (the “Revolving Credit Agreement”). In connection with the Transporeon Acquisition, the Company, the lenders party thereto and the Administrative Agent entered into Amendment No. 1 to Credit Agreement (the “Revolving Credit Agreement Amendment”), which amended the Revolving Credit Agreement to, among other things, make $600.0 million of the commitments under the Revolving Credit Agreement available subject to the satisfaction of specified conditions for consummation of the Transporeon Acquisition, including payment of the consideration for the Transporeon Acquisition, repaying indebtedness of TP Group Holding and its subsidiaries, and/or the payment of transaction costs and expenses, and to increase the maximum permitted leverage ratio for specified periods following the closing of the Transporeon Acquisition.

Upon the effectiveness of the Term Loan Credit Agreement and the Revolving Credit Agreement Amendment, the commitments under the Bridge Loan Commitment Letter, dated as of December 11, 2022, by and among the Company, Bank of America, N.A. and BofA Securities, Inc. were reduced so that €500.0 million of commitments remain under the Bridge Loan Commitment Letter. As of December 30, 2022, we had $225.0 million outstanding under the Revolving Credit Agreement and approximately $1.025 billion of unused borrowing availability under the Revolving Credit Agreement.

This offering is not conditioned on the completion of the Transporeon Acquisition or the borrowings pursuant to the Bridge Loan Commitment Letter or the Revolving Credit Agreement. However, if (i) we do not complete the Transporeon Acquisition on or prior to the special mandatory redemption end date, (ii) prior to the special mandatory redemption end date, the Purchase Agreement is terminated or (iii) we otherwise notify the trustee of the notes that we will not pursue the consummation of the Transporeon Acquisition, we will be required to redeem the notes then outstanding at a special mandatory redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. See “Use of Proceeds” and “Description of Notes—Special Mandatory Redemption of the Notes.”

The Offering

The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the notes.

Issuer	Trimble Inc.

Securities Offered	$ aggregate principal amount of % Senior Notes due 2033.

Maturity Date	, 2033.

Interest Rates	% per year.

Interest Rate Adjustment	The interest rate payable on the notes will be subject to adjustment from time to time if Moody’s or S&P (or, if applicable, a substitute rating agency) downgrades (or subsequently upgrades) its rating. See “Description of Notes—Interest Rate Adjustment.”

Interest Payment Dates	Interest will be paid on the notes semi-annually on and of each year, beginning on , 2023. Interest on the notes will accrue from , 2023.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $         , after deducting underwriting discounts and estimated offering expenses.

The proceeds of this offering, together with any borrowings under our new term loan facility and additional borrowings under our other credit facilities, will be used to fund the cash consideration and other amounts payable under the Purchase Agreement, which includes the repayment of outstanding indebtedness of Transporeon, and to pay fees and expenses associated with the foregoing. Pending the full application of the net proceeds of this offering of the notes, we may elect to temporarily repay any amounts outstanding under our revolving credit facility and our uncommitted facilities. Assuming the Transporeon Acquisition is consummated, we intend to use a portion of the net proceeds from this offering of the notes to repay all or a portion of the indebtedness outstanding under our Existing 2023 Notes. If the Transporeon Acquisition is not consummated, we will redeem the notes as described below. This prospectus supplement is not a notice of redemption with respect to the Existing 2023 Notes, and any redemption or repayment of the Existing 2023 Notes will be made in accordance with the terms of the indenture governing the Existing 2023 Notes.

Sinking Fund	None.

Special Mandatory Redemption of the Notes	This offering is not conditioned upon the consummation of the Transporeon Acquisition; however, upon the occurrence of a special mandatory redemption event, we will be required to redeem the notes then outstanding at a special mandatory redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the special mandatory redemption date (as defined herein). See “Description of Notes—Special Mandatory Redemption of the Notes.”

Optional Redemption	We may redeem the notes for cash in whole, at any time, or in part, from time to time, prior to maturity, at the respective redemption prices described under “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants

The indenture governing the notes contains covenants limiting our ability and the ability of our restricted subsidiaries (as defined therein) to:

•  create certain liens;

•  enter into certain sale and leaseback transactions; and

•  consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants is subject to a number of significant qualifications and exceptions. You should read “Description of Notes—Certain Covenants” in this prospectus supplement for a description of these covenants. Exceptions to these covenants will allow us and our subsidiaries to incur liens with respect to material assets owned by us.

Ranking

The notes will be our unsecured senior obligations and will rank equally with all our existing and future unsecured and unsubordinated indebtedness from time to time outstanding, including our Existing Notes. The notes will be structurally subordinated to the liabilities of our subsidiaries and will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. All existing and future liabilities of our subsidiaries will be effectively senior to the notes.

The indenture does not limit the amount of debt we may incur.

Further Issuances	We may, without the consent of existing holders, increase the principal amount of notes by issuing more notes in the future, on the same terms and conditions (other than the issue date and possibly the price to the public) and with the same CUSIP number (unless the additional notes are not fungible for U.S. federal income tax purposes with such series, in which case the additional notes will have a separate CUSIP number), as the notes being offered by this prospectus supplement. We do not plan to inform the existing holders if we re-open any series of notes to issue and sell additional notes in the future. Additional notes issued in this manner will be consolidated with and will form a single series with the notes being offered hereby.

Listing	The notes are new issues of securities with no established trading market. The notes are not, and are not expected to be, listed on any national securities exchange or included in any automated dealer quotation system.

Denominations	The notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Governing Law	The indenture will provide that New York law shall govern any action regarding the notes brought pursuant to the indenture.

Trustee	U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association).

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 30, 2022, as well as the other information contained or incorporated herein by reference, before investing in any of the notes offered hereby.

Summary Consolidated Financial Data

In the tables below, we provide you with summary consolidated financial data of Trimble. We use a 52–53 week fiscal year ending on the Friday nearest to December 31. Fiscal 2022 and 2021 were each 52-week years ending on December 30, 2022 and December 31, 2021, respectively. Unless otherwise stated, all dates refer to our fiscal year and fiscal periods. The statements of income data for the years ended December 30, 2022 and December 31, 2021 and the balance sheet data as of December 30, 2022 and December 31, 2021 have been derived from our audited consolidated financial statements as of such dates and for such periods.

Historical results are not necessarily indicative of the results that may be expected in the future. Since the information presented below is only a summary and does not provide all of the information contained in our financial statements, you should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from Trimble’s Annual Report on Form 10-K for the year ended December 30, 2022, our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement.

	Fiscal Year
(In millions, except per share data)	2022	2021
Summary Income Statement:
Revenue	$3,676.3	$3,659.1
Gross margin	2,105.6	2,034.7
Operating income	510.9	561.0
Income tax provision	119.4	81.8
Net income attributable to Trimble Inc.	$449.7	$492.7
Diluted earnings per share attributable to Trimble Inc.	$1.80	$1.94

	At the End of Fiscal Year
(In millions)	2022	2021
Consolidated Balance Sheet:
Cash and cash equivalents	$271.0	$325.7
Accounts receivable, net	643.3	624.8
Inventories	402.5	363.3
Goodwill	4,137.9	3,981.5
Other purchased intangible assets, net	498.1	506.6
Other assets	1,316.2	1,297.7

Total Assets	$7,269.0	$7,099.6

Short-term debt	$300.0	$—
Deferred revenue	639.1	548.8
Long-term debt	1,220.0	1,293.2
Other liabilities	1,059.7	1,312.9
Total stockholders’ equity	4,050.2	3,944.7

Total liabilities and stockholders’ equity	$7,269.0	$7,099.6

Other Financial Data of Trimble

	Fiscal Year
(In millions)	2022	2021
Net cash provided by operating activities	$391.2	$750.5
Non-GAAP operating income	841.5	857.0
Adjusted EBITDA	$917.3	$936.9

The table below provides a reconciliation between GAAP operating income and non-GAAP operating income and adjusted EBITDA:

	Fiscal Year
(In millions)	2022	2021
GAAP operating income	$510.9	$561.0
Purchase accounting adjustments	131.6	134.5
Acquisition / divestiture items	32.8	21.8
Stock-based compensation / deferred compensation	112.0	128.6
Restructuring and other costs	54.2	11.1
Non-GAAP operating income (1)(2)	841.5	857.0

Depreciation expense and cloud computing amortization	44.7	42.2
Income from equity method investments, net	31.1	37.7
Adjusted EBITDA (1)(2)(3)	$917.3	$936.9

(1)

We supplement the financial results that we provide in accordance with GAAP with non-GAAP financial measures to help our investors understand our past financial performance and our future results. The method we use to provide non-GAAP operating income and adjusted EBITDA is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management team regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate the business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that provide a supplemental understanding of factors and trends affecting our liquidity.

(2)

We define Non-GAAP operating income as GAAP operating income, excluding the effects of purchase accounting adjustments, acquisition/divestiture items, stock-based compensation, deferred compensation, and restructuring, and other costs. We believe our investors benefit by understanding our non-GAAP operating income trends, which are driven by revenue, gross margin, and spending.

(3)

We define Adjusted EBITDA as non-GAAP operating income plus depreciation expense, cloud computing amortization, and income from equity method investments, net. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is not intended to purport to be an alternative to net income or operating income as a measure of operating performance or cash flow from operating activities as a measure of liquidity. Adjusted EBITDA is a performance measure that we believe offers a useful view of the overall operations of our business because it facilitates operating performance comparisons by removing potential differences caused by variations unrelated to operating performance, such as capital structures (interest expense), income taxes, depreciation, and amortization of purchased intangibles and cloud computing costs.

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks related to the notes set forth below, as well as the risk factors related to our business and operations described in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 30, 2022 under the heading “Risk Factors,” which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Risks Related to the Transporeon Acquisition

The Transporeon Acquisition is subject to certain closing conditions that, if not satisfied or waived, could delay closing or prevent it from occurring at all.

The Transporeon Acquisition is subject to customary closing conditions. If any condition to the acquisition is not satisfied or waived, the completion of the acquisition could be significantly delayed, or may not occur at all. We may also terminate the Purchase Agreement under certain circumstances. If we do not consummate the Transporeon Acquisition, or if the closing is significantly delayed, our projected financial results may be adversely affected. We cannot assure you that the conditions to the closing of the Transporeon Acquisition will be satisfied or waived or that the Transporeon Acquisition will be consummated. If the Transporeon Acquisition is not consummated, we will be required to redeem the notes then outstanding at a special mandatory redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the special mandatory redemption date (as defined herein) and, as a result, holders of the notes may not obtain their expected return on such notes. See “Description of Notes—Special Mandatory Redemption of the Notes.”

Investing in and integrating Transporeon could be costly, place a significant strain on our management systems and resources, or may fail to deliver the expected return on investment, which could negatively impact our operating results.

The Transporeon Acquisition entails numerous risks, including:

•	potential inability to successfully integrate acquired operations and products or to realize cost savings or other anticipated benefits from integration;

•	loss of key employees or customers of acquired operations;

•	difficulty of assimilating geographically dispersed operations and personnel of Transporeon;

•

potential disruption of our business or the acquired business, including as a result of any interim operating restrictions in the Purchase Agreement or otherwise that limit our ability to conduct business operations;

•	challenges of managing a larger combined business;

•	unanticipated expenses or delays related to the Transporeon Acquisition, including potential change of control payments;

•	unanticipated difficulties in conforming business practices, policies, procedures, internal controls and financial records with Transporeon or our own business;

•	impairment of relationships with employees, customers, vendors, distributors or business partners of either Transporeon or our own business;

•	inability to accurately forecast performance of Transporeon, resulting in unforeseen adverse effects on our operating results;

•	potential liabilities, including liabilities resulting from known or unknown compliance or legal issues, associated with Transporeon; and

•	negative accounting impact to our results of operations because of purchase accounting treatment and business or accounting practices of Transporeon.

Any such effects from the Transporeon Acquisition could be costly and place a significant strain on our management systems and resources.

As a result of the Transporeon Acquisition, we will have significant assets that include goodwill and other purchased intangibles. The testing of goodwill and intangibles for impairment under established accounting guidelines requires significant use of judgment and assumptions. Changes in business conditions or in the prospects or results of operations of the acquired business could require negative adjustments to the valuation of these assets resulting in write-offs which adversely affect our results. If we divest a business and the proceeds are less than the net book value at the time, we would be forced to write off the difference. In addition, changes in the operating results or stock price of companies in which we have investments may have a direct impact on our financial statements or could result in our having to write-down the value of such investment.

Even if successfully negotiated and closed, the Transporeon Acquisitions may not yield expected synergies, may not advance our business strategy as expected, may fall short of expected return-on-investment targets, or may not prove successful or effective for our business. Companies that we acquire may operate with different cost and margin structures, which could further cause fluctuations in our operating results and adversely affect our operating margins.

We will incur substantial indebtedness to finance the acquisition of Transporeon.

In connection with the closing of the Transporeon Acquisition and the repayment of Transporeon’s indebtedness, we expect to incur approximately $                 of indebtedness through a combination of the notes offered hereby and our new term loan facility. If as a result of the Transporeon Acquisition or our plans to incur additional indebtedness, Moody’s Investor Service, Inc. or Standard & Poor’s downgrades our ratings, we expect our interest expense on our existing credit facilities and Existing 2023 Notes and Existing 2028 Notes to increase by 0.25% per annum. Any downgrade in our ratings would further increase our interest expense. Because of the additional outstanding indebtedness we have and expect to incur in connection with the pending Transporeon Acquisition, we publicly announced that, we intend to temporarily discontinue our share repurchase program. The substantial indebtedness we expect to incur in connection with the Transporeon Acquisition could have other important consequences, such as:

•

requiring us to dedicate a portion of our cash flow from operations and other capital resources to debt service, thereby reducing our ability to fund working capital, capital expenditures, general corporate purposes and other cash requirements, particularly if the ratings assigned to our debt securities by rating organizations were further revised downward;

•	increasing our vulnerability to adverse economic and industry conditions;

•	reducing our ability to make investments and acquisitions which support the growth of the company, or to repurchase shares of our common stock;

•	placing us at a competitive disadvantage as compared to our competitors, to the extent that they are not as highly leveraged;

•	limiting our flexibility in planning for, or reacting to, changes and opportunities in our industry, which may place us at a competitive disadvantage; and

•	limiting our ability to incur additional debt on acceptable terms, if at all.

Our ability to incur additional indebtedness over time may be limited due to applicable financial covenants and restrictions, and due to the risk that significantly increasing our level of indebtedness could impact the ratings assigned to our debt securities by rating organizations, which in turn would increase the interest rates and fees that we pay in connection with our indebtedness.

If and to the extent this offering is not completed or our new term loan facility is not funded, we may fund any shortfall with borrowings under our new bridge credit facility. Any borrowings under our new bridge credit facility will mature 364 days after they are incurred. We may not be able to refinance borrowings under our new bridge credit facility on favorable terms or at all before their maturity. In addition, the interest rate applicable to borrowings under our new bridge credit facility will increase at the end of each three-month period after the borrowing date. Accordingly, we may incur additional interest expense if we are unable to refinance borrowings under our new bridge credit facility before the interest rate increases take effect.

Our actual financial condition and results of operations after completing the Transporeon Acquisition may differ materially.

As of the date of this prospectus supplement, the Transporeon Acquisition has not closed and we have not completed a detailed valuation analysis to arrive at the estimates of the fair value of Transporeon’s assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor have we identified all adjustments to conform Transporeon’s accounting policies to our accounting policies. A final determination of the fair value of Transporeon’s assets and liabilities, including intangible assets, will be based on the actual net tangible and intangible assets and liabilities of Transporeon as of the closing date of the Transporeon Acquisition. However, we will not be required to file with the SEC separate or historical financial information for Transporeon and its consolidated subsidiaries, nor related pro forma financial information giving effect to the Transporeon Acquisition on our financial results. As a result, you will not have available Transporeon Acquisition’s valuations and financial information when evaluating whether to invest in the notes.

Risks Related to the Notes

The notes are structurally subordinated, which may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Trimble Inc. and not our subsidiaries. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore substantially depends upon the earnings of our subsidiaries, and we may depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

The notes are subject to prior claims of any secured creditors under any secured debt that we may incur in the future, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our senior unsecured general obligations, ranking equally with all of our other existing and future senior unsecured indebtedness, including our Existing Notes. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, all or a portion of our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors. As of the date of this prospectus, we had no secured indebtedness.

We may not be able to purchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to purchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. However, we may not have sufficient funds to purchase the notes in cash at the time of any change of control triggering event. In addition, our ability to purchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to purchase your notes upon a change of control triggering event would cause a default under the indenture and could cause a cross-default or acceleration under certain agreements governing our other indebtedness.

The provisions in the indenture that govern the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes, following which the notes are no longer rated “investment grade.” Except as described under “Description of Notes—Purchase of Notes upon Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

You may not be able to determine when a change of control repurchase event has occurred and may not be able to require us to repurchase notes as a result of a change in the composition of the directors on our board.

The definition of change of control, which is a condition precedent to a change of control repurchase event, includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to repurchase your notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in an indenture, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision was found unenforceable, you would not be able to require us to repurchase your notes upon a change of control resulting from a change in the composition of our board.

Despite our current debt levels and the indebtedness we expect to incur in connection with the Transporeon Acquisition, we may still incur substantially more debt.

We may be able to incur substantial indebtedness in the future. The notes and the terms of the indenture under which the notes will be issued do not limit the amount of indebtedness that we may incur. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is downgraded or withdrawn, which could negatively impact the price of bonds.

If (i) the Transporeon Acquisition is not consummated on or prior to the special mandatory redemption end date, (ii) prior to the special mandatory redemption end date, the Purchase Agreement is terminated or (iii) we otherwise notify the trustee of the notes that we will not pursue the consummation of the Transporeon Acquisition, then we will be required to redeem all of the outstanding notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to, but excluding, the special mandatory redemption date and, as a result, holders of the notes may not obtain their expected return on such notes.

We may not consummate the Transporeon Acquisition on or prior to the special mandatory redemption end date, or the Purchase Agreement may be terminated prior to such date other than as a result of consummating the Transporeon Acquisition. Our ability to consummate the Transporeon Acquisition is subject to customary closing conditions, including regulatory approvals and other matters over which we have limited or no control. If (i) the Transporeon Acquisition is not consummated on or prior to the special mandatory redemption end date, (ii) the Purchase Agreement is terminated at any time prior to such date other than as a result of consummating the Transporeon Acquisition, or (iii) we otherwise notify the trustee of the notes that we will not pursue the consummation of the Transporeon Acquisition, then we will be required to redeem all of the outstanding notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to, but not including, the special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption of the Notes.” If we redeem the notes pursuant to the special mandatory redemption, you may not obtain your expected return on the notes. Your decision to invest in the notes is made at the time of the offering of such notes. You will have no rights under the special mandatory redemption provision if the closing of the Transporeon Acquisition occurs on or prior to the special mandatory redemption end date, nor will you have any right to require us to redeem your notes if, between the closing of the notes offering and the closing of the Transporeon Acquisition, we experience any changes in our business or financial condition or if the terms of the Transporeon Acquisition change.

We are not obligated to place the proceeds from the sale of the notes in escrow prior to the closing of the Transporeon Acquisition.

If a special mandatory redemption event occurs, then we will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on such notes to, but not including, the special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption of the Notes.” We are not obligated to place the proceeds from the sale of the notes in escrow prior to the closing of the Transporeon Acquisition or to provide a security interest in those proceeds, and there are no restrictions on our use of those proceeds during such time. Accordingly, we will need to fund any special mandatory redemption using cash on hand, proceeds of this offering that we have voluntarily retained or from other sources of liquidity. We cannot assure you that we will have sufficient funds available when needed to make any required redemption of the notes offered hereby. Any failure to make any required redemption of the notes would constitute a default under the indenture governing the notes.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to enter into highly leveraged transactions; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

The negative covenants in the indenture that govern the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and the ability of our restricted subsidiaries to create certain liens on principal property or the capital stock of restricted subsidiaries, enter into certain sale and leaseback transactions with respect to principal property, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets, taken as a whole, to, another person. The covenants limiting liens and sale and leaseback transactions contain exceptions that will allow us and our restricted subsidiaries to incur liens with respect to material assets. See “Description of Notes—Certain Covenants” in this prospectus supplement. In light of these exceptions and other factors described above, holders of the notes may be structurally or contractually subordinated to new lenders.

A downgrade of our credit ratings could adversely impact your investment in the notes.

We are subject to periodic review by independent credit rating agencies. Increases in the level of our outstanding indebtedness, repurchases of our equity by us, or other events could cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Certain of these ratings have been downgraded in the past, and any of these ratings may be downgraded in the future. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Our debt could adversely affect our cash flow and prevent us from fulfilling our financial obligations.

At the end of 2022, our total debt was $1.5 billion, of which $1.3 billion was senior notes. When our senior notes mature, we will have to utilize significant resources to repay these senior notes or seek to refinance them. If we decide to refinance the senior notes, we may be required to do so on different or less favorable terms, or we may be unable to refinance the senior notes at all, both of which may adversely affect our business, financial condition, and results of operation. Any downgrade by credit rating agencies could adversely affect our cost of borrowing, limit our access to the capital markets, or result in more restrictive covenants in future debt agreements.

In December 2022, in connection with our pending acquisition of Transporeon, we arranged to incur substantial new debt obligations including those arising under the following:

•

the Term Loan Credit Agreement providing for an unsecured delayed draw term loan facility in the aggregate principal amount of $1.0 billion, comprised of commitments for a 3-year tranche in the amount of $500.0 million and a 5-year tranche in the amount of $500.0 million, and

•

the Revolving Credit Agreement Amendment that made $600.0 million of the existing commitments under our Revolving Credit Agreement available for the pending acquisition of Transporeon and that increases our maximum permitted leverage ratio following the closing of the Transporeon Acquisition.

Prior to arranging the above two transactions, we had entered into a 364-day Bridge Loan Commitment Letter that provided for up to €1.88 billion of commitments for term loans to fund the Transporeon Acquisition. The Bridge Loan Commitment Letter was subsequently reduced to €500 million by the Term Loan Credit Agreement and the Revolving Credit Agreement Amendment.

Because of the additional outstanding indebtedness we have and expect to incur, we have temporarily discontinued share repurchases.

Our outstanding indebtedness, including the substantial indebtedness we plan to incur in connection with the pending Transporeon Acquisition, could have other important consequences, such as:

•	decreasing our business flexibility, limiting access to capital, and/or increasing our borrowing costs;

•

requiring us to dedicate a portion of our cash flow from operations and other capital resources to debt service, thereby reducing our ability to fund working capital, capital expenditures, general corporate purposes, and other cash requirements, particularly if the ratings assigned to our debt securities by rating organizations were revised downward;

•	increasing our vulnerability to adverse economic and industry conditions;

•	reducing our ability to make investments and acquisitions, which support the growth of the company, or to repurchase shares of our common stock; and

•	limiting our flexibility in planning for, or reacting to changes and opportunities in our industry, which may place us at a competitive disadvantage.

There are various financial covenants and other restrictions in our debt instruments. If we fail to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity, and we may not be able to repay the indebtedness that becomes due. A default under our debt instruments may also significantly affect our ability to obtain additional or alternative financing.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn, is subject to prevailing economic conditions and to financial, business, and other factors beyond our control. A portion of our outstanding debt has interest rates that float based on prevailing interest rates, and we may incur additional variable-rate debt in the future. Such rates tend to fluctuate based on general economic conditions, general interest rates, Federal Reserve rates, and the supply of and demand for credit in the relevant interbanking market. If interest rates increase, our interest expense will also increase as would the costs of refinancing existing indebtedness or obtaining new debt.

Significant increases in our level of indebtedness could impact the ratings assigned to our debt securities by rating organizations, which in turn would increase the interest rates and fees that we pay in connection with our indebtedness.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Redemption may adversely affect your return on the notes.

The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

An active trading market for the notes may not develop.

The notes are new issues of securities for which there is currently no public market, and no active trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the ratings of our indebtedness assigned by the various credit rating agencies, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $            , after deducting underwriting discounts and estimated offering expenses. The proceeds of this offering, together with any borrowings under our new term loan facility and additional borrowings under our other credit facilities, will be used to fund the cash consideration and other amounts payable under the Purchase Agreement, which includes the repayment of outstanding indebtedness of Transporeon, and to pay fees and expenses associated with the foregoing. Pending the full application of the net proceeds of this offering of the notes, we may elect to temporarily repay any amounts outstanding under our revolving credit facility and our uncommitted facilities. Assuming the Transporeon Acquisition is consummated, we intend to use a portion of the net proceeds from this offering of the notes to repay all or a portion of the indebtedness outstanding under our Existing 2023 Notes. If the Transporeon Acquisition is not consummated, we will redeem the notes as described below. This prospectus supplement is not a notice of redemption with respect to the Existing 2023 Notes, and any redemption or repayment of the Existing 2023 Notes will be made in accordance with the terms of the indenture governing the Existing 2023 Notes.

Certain of the underwriters and/or their affiliates may hold a portion of our Existing 2023 Notes and may receive a portion of the net proceeds from this offering to the extent we use such proceeds to repay all or a portion of indebtedness outstanding under our Existing 2023 Notes. See “Underwriting” for more information.

This offering is not conditioned upon the consummation of the Transporeon Acquisition; however, upon the occurrence of a special mandatory redemption event, we will be required to redeem the notes then outstanding at a special mandatory redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption of the Notes.”

CAPITALIZATION

The following table sets forth our capitalization as of December 30, 2022:

•	on an actual basis;

•	as adjusted to give effect to this offering (but not the use of proceeds therefrom); and

•

as further adjusted to give effect to this offering and the use of proceeds therefrom as described under “Use of Proceeds,” including the use of cash to redeem or otherwise repay the Existing 2023 Notes and the incurrence of debt to consummate the Transporeon Acquisition as described under “Summary—Recent Developments—Financing Transactions.”

Actual amounts may vary from the as further adjusted amounts set forth below depending on several factors, including potential changes in our financing plans as a result of market conditions or the timing of the consummation of the Transporeon Acquisition.

You should read the data set forth in the table below in conjunction with “Use of Proceeds” and with our audited consolidated financial statements as of and for the year ended December 30, 2022, and the information under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 30, 2022, in each case incorporated by reference in this prospectus supplement. The as further adjusted information set forth below may not reflect our cash, debt and capitalization in the future and does not otherwise reflect any cash or indebtedness of Transporeon as of December 30, 2022.

	At December 30, 2022
	Actual	As Adjusted	As Further Adjusted(1)
	(unaudited, in millions, except par value)
Cash and cash equivalents	$271.0

Total debt:
Term Loan Credit Agreement (2)	$—
Revolving Credit Facility (3)	225.0
Bridge Credit Facility (4)	—
4.150% Senior Notes due 2023 (5)	299.7		—
4.750% Senior Notes due 2024 (5)	398.8
4.900% Senior Notes due 2028 (5)	596.4
% Senior Notes due 2033	—
Uncommitted facilities (6)	—
Total debt (7)	1,520.0
Stockholders’ equity:
Preferred stock, par value $0.001; authorized 3.0 shares; none outstanding	—
Common stock, par value $0.001; authorized 360.0 shares; issued and outstanding 246.9 shares	$0.2
Additional paid-in capital	2,054.9
Retained earnings	2,230.0
Accumulated other comprehensive loss	(234.9)
Total stockholders’ equity	4,050.2

Total capitalization	$5,570.2

(1)

This assumes the purchase price of the Transporeon Acquisition is as currently anticipated. If the Transporeon Acquisition is not consummated, then we will be required to redeem all of the outstanding notes. See “Description of Notes—Special Mandatory Redemption of the Notes.”

(2)

On December 27, 2022, we entered into the Term Loan Credit Agreement providing for an unsecured delayed draw term loan facility in the aggregate principal amount of $1.0 billion, comprised of a 3-year tranche for $500.0 million and a 5-year tranche for $500.0 million. The Term Loan Credit Agreement was arranged in connection with the pending Transporeon Acquisition. As of December 30, 2022 and the date hereof, we had no borrowings under the Term Loan Credit Agreement and $1.0 billion of unused borrowing availability under our new term loan facility.

(3)

On March 24, 2022, we entered into the Revolving Credit Agreement, which provides for an unsecured revolving loan facility in the aggregate principal amount of $1.25 billion. Under the terms of the Revolving Credit Agreement, our interest rate and commitment fees are based on our current long-term, senior unsecured debt ratings, our leverage ratio, and certain specified sustainability targets. The Revolving Credit Agreement contains an option to increase the borrowings up to $1.75 billion with lender approval. On December 27, 2022, we entered into Revolving Credit Agreement Amendment that made $600.0 million of the existing commitments under the Revolving Credit Agreement available for the pending Transporeon Acquisition and increasing our maximum permitted leverage ratio following the closing of the Transporeon Acquisition. As of December 30, 2022, we had $225.0 million outstanding under the Revolving Credit Agreement and approximately $1.025 billion of unused borrowing availability under the Revolving Credit Agreement. As of February 17, 2023, we had $125.0 million outstanding under the Revolving Credit Agreement and approximately $1.125 billion of unused borrowing availability under the Revolving Credit Agreement.

(4)

On December 11, 2022, we entered into the Bridge Loan Commitment Letter with the Commitment Party and BofA Securities, Inc. in connection with the pending Transporeon Acquisition. Under the Bridge Credit Facility, the lender committed to provide a 364-day senior, unsecured facility up to an aggregate amount of €1.88 billion of term loans. The Bridge Loan Commitment Letter was reduced to €500 million upon entering into the Term Loan Credit Agreement and the Revolving Credit Facility Amendment. In the fourth quarter of 2022, we incurred $7.3 million fees related to the Bridge Credit Facility of which $5.9 million was recorded to Interest expense, net, and $1.4 million was deferred. As of December 30, 2022 and the date hereof, we had no principal amount outstanding under the Bridge Loan Commitment Letter.

(5)	Net of unamortized discount and debt issuance costs.
(6)

As of December 30, 2022, we had two $75.0 million, one €100.0 million, and one £55.0 million revolving credit facilities, which are uncommitted. Generally, these uncommitted facilities may be redeemed upon demand. Borrowings under uncommitted facilities are classified as short-term debt in our consolidated balance sheet. As of December 30, 2022, we had no principal amount outstanding under our uncommitted facilities. As of February 17, 2023, we had $125.2 million of principal amount outstanding under our uncommitted facilities.

(7)	Total does not add up due to rounding.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement should be read in conjunction with the description of the general terms and provisions of the debt securities under the caption “Description of Debt Securities” beginning on page 15 of the accompanying prospectus.

The notes will be issued under the indenture, dated October 30, 2014 (the “base indenture”), between the Company (formerly Trimble Navigation Ltd.) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “trustee”), as supplemented by the first supplemental indenture, dated November 24, 2014, the second supplemental indenture, dated October 1, 2016, the third supplemental indenture, dated June 15, 2018, and one or more supplemental indentures to be entered into concurrently with the delivery of the notes (as so supplemented, the “indenture”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This summary may not contain all information that you may find useful. You should read the indenture and the notes, copies of which are available from the Company upon request. The base indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You may also request copies of the indenture from us at our address set forth under “Where You Can Find More Information” in this prospectus supplement.

Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “the Company” in this section of this prospectus supplement are only to Trimble Inc. and not to any of its subsidiaries.

General

The notes will have the following basic terms:

•

the notes will be senior unsecured obligations of the Company and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Company, including its Existing Notes, indebtedness it may incur from time to time under its unsecured $1.25 billion revolving credit facility and its unsecured $1.0 billion new term loan facility (together with the revolving credit facility, the “credit facilities”);

•

the notes will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of December 30, 2022, the Company did not have any outstanding secured indebtedness;

•	the notes will be senior in right of payment to any existing and future indebtedness of the Company that is subordinated to the notes;

•	the notes will be structurally subordinated to all liabilities of the Company’s subsidiaries;

•	the notes initially will be limited to $ million aggregate principal amount (subject to the rights of the Company to issue additional notes as described under “—Further Issuances” below);

•	the notes will accrue interest at a rate of % per year, subject to adjustment as described under “—Interest Rate Adjustment”;

•	the notes will mature on , 2033, unless redeemed or repurchased prior to that date;

•

interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of such notes), payable semi-annually in arrears on                and                of each year, beginning on                , 2023;

•	the Company may redeem the notes prior to maturity, in whole or in part, as described under “—Optional Redemption” below;

•	the Company will be required to redeem the notes if the Company does not consummate the Transporeon Acquisition, as described under “—Special Mandatory Redemption of the Notes” below;

•

the Company may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon Change of Control Repurchase Event” below;

•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), but in certain limited circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency of the Company maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on the notes will be paid to the person in whose name that note is registered at the close of business on                 or                , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” when used with respect to any note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York (or such other place of payment as may be subsequently specified by the Company) are authorized or obligated by law or executive order to close.

The Company does not intend to list the notes on any national securities exchange or include the notes in any automated quotation system.

The notes will not be subject to any sinking fund.

The Company may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

The indenture does not contain any provisions that would limit the Company’s ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by the Company for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of the Company, be made by check mailed directly to holders at their registered addresses or wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Company is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

All amounts of principal of and premium, if any, and interest on the notes paid by the Company that remain unclaimed two years after such payment was due and payable will be repaid to the Company, and the holders of such notes will thereafter look solely to the Company for payment.

Ranking

The notes will be senior unsecured obligations of the Company and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of the Company, including its Existing Notes, and any indebtedness the Company may incur from time to time under the credit facilities. As of December 30, 2022, the Company had $1,520.0 million of outstanding senior indebtedness. On a pro forma as adjusted basis after giving effect to the Transporeon Acquisition, including the incurrence of indebtedness to fund the acquisition, we would have had approximately $3,520.3 million of outstanding indebtedness and an additional $525 million of available borrowing capacity under our revolving credit facility, all of which would be unsecured indebtedness. See “Capitalization” for more information.

The notes will effectively rank junior to all existing and future secured indebtedness of the Company to the extent of the assets securing such indebtedness, and to all liabilities of its subsidiaries. As of December 30, 2022, the Company did not have any outstanding secured indebtedness. The Company derives a portion of its operating income and cash flow from its subsidiaries. Therefore, the Company’s ability to make payments when due to the holders of the notes is, in large part, dependent upon the receipt of sufficient funds from its subsidiaries.

Claims of creditors of the Company’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of the Company’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of the Company’s subsidiaries.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustment from time to time if Moody’s or S&P (or, if applicable, a substitute rating agency) (each as defined under “—Purchase of Notes upon Change of Control Repurchase Event”) downgrades (or subsequently upgrades) its rating assigned to the notes, as set forth below. Each of Moody’s, S&P and any substitute rating agency is an “Interest Rate Rating Agency,” and together they are “Interest Rate Rating Agencies.”

If the rating of the notes from Moody’s (or, if applicable, any substitute rating agency) is decreased to a rating set forth in the immediately following table, the interest rate of the notes will increase from the interest rate payable on the notes on the date of their initial issuance by an amount equal to the percentage set forth opposite that rating:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If the rating of the notes from S&P (or, if applicable, any substitute rating agency) is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their initial issuance by an amount equal to the percentage set forth opposite that rating:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any substitute rating agency), shall be made independent of any and all other adjustments.

No adjustment in the interest rate on the notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating on the notes. If at any time less than two Interest Rate Rating Agencies provide a rating on the notes for reasons beyond our control, we will use commercially reasonable efforts to obtain a rating on the notes from a substitute rating agency for purposes of determining any increase or decrease in the per annum interest rate on the notes pursuant to the tables above, (1) such substitute rating agency will be substituted for the last Interest Rate Rating Agency to provide a rating on the notes but which has since ceased to provide such rating, (2) the relative ratings scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (3) the per annum interest rate on such notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable the notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (2) above)

(plus any applicable percentage resulting from a decreased rating by the other Interest Rate Rating Agency). For so long as (a) only one Interest Rate Rating Agency provides a rating on the notes, any increase or decrease in the interest rate on the notes necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the applicable table above and (b) no Interest Rate Rating Agency provides a rating on the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their initial issuance. In no event shall (x) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their initial issuance or (y) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their initial issuance. If Moody’s or S&P ceases to rate the notes or make a rating of the notes publicly available for reasons within our control, we will not be entitled to obtain a rating from a substitute rating agency and the increase or decrease in the per annum interest rate on the notes shall be determined in the manner described above as if either only one or no Interest Rate Rating Agency provides a rating on the notes, as the case may be.

If at any time the interest rate on the notes has been adjusted upward and any of the Interest Rate Rating Agencies subsequently increases its rating of the notes, the interest rate on the notes will be decreased such that the interest rate on the notes equals the interest rate payable on the notes on the date of their initial issuance plus the applicable percentages set forth opposite the ratings in effect immediately following the increase in the tables above; provided that if Moody’s or any substitute rating agency subsequently increases its rating on the notes to “Baa3” (or its equivalent if with respect to any substitute rating agency) or higher and S&P or any substitute rating agency subsequently increases its rating on the notes to “BBB-” (or its equivalent if with respect to any substitute rating agency) or higher, the per annum interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their initial issuance.

Any interest rate increase or decrease described above will take effect from the first day of the first interest payment period following the interest payment period during which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs.

If any Interest Rate Rating Agency changes its rating of the notes more than once during any particular interest period, the last such change by such agency to occur will control in the event of a conflict for purposes of any interest rate increase or decrease with respect to the notes described above.

The interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Interest Rate Rating Agency) if the notes become rated “Baa1” (or its equivalent) or higher by Moody’s (or any substitute rating agency) and “BBB+” (or its equivalent) or higher by S&P (or any substitute rating agency), or one of those ratings if rated by only one Interest Rate Rating Agency, with a stable or positive outlook.

If the interest rate payable on the notes is increased as described above, the term “interest”, as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

The Company is solely responsible for calculating any adjustment of the interest rate. The Company shall deliver written notice to the trustee and the holders of any change to the interest rate. In the case of global notes, any change to the interest rate shall be made in accordance with the applicable provisions of DTC. Neither the trustee nor the paying agent shall have any duty to determine whether the interest rate should be adjusted or the amount of any such adjustment.

Special Mandatory Redemption of the Notes

If (i) the consummation of the Transporeon Acquisition does not occur on or before the later of (x) June 30, 2023 or (y) such later date to which the outside date for closing the Transporeon Acquisition as set forth in the Purchase Agreement as in effect on the closing date of this offering may be extended in accordance with its terms (the “special mandatory redemption end date”), (ii) prior to the special mandatory redemption end date, the Purchase Agreement is terminated or (iii) we otherwise notify the trustee of the notes that we will not pursue the consummation of the Transporeon Acquisition (the earliest of the date of delivery of such notice described in clause (iii), the special mandatory redemption end date and the date the Purchase Agreement is terminated, the “special mandatory redemption event”), we will be required to redeem the notes then outstanding at a special mandatory redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the special mandatory redemption date (as defined herein). The Company will cause any notice of special mandatory redemption to be sent to each holder of the notes, with a copy to the trustee, within five business days after the occurrence of a special mandatory redemption event. The “special mandatory redemption date” will be the date that is 10 business days following any special mandatory redemption event and will be specified in the notice of special mandatory redemption sent to holders of the notes.

If funds sufficient to pay the special mandatory redemption price of the notes on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, then, on and after such special mandatory redemption date, such notes will cease to bear interest. The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the notes. See “Risk Factors—Risks Related to the Notes—We are not obligated to place the proceeds from the sale of the notes in escrow prior to the closing of the Transporeon Acquisition.”

Optional Redemption

Prior to            , 20        (                months prior to their maturity date) (the foregoing date, the “Par Call Date”), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Purchase of Notes upon Change of Control Repurchase Event

If a change of control repurchase event occurs, unless the Company has exercised its right to redeem the notes as described above, each holder of the applicable notes will have the right to require the Company to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes, as applicable (a “change of control offer”), at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase (a “change of control payment”). Within 30 days following any change of control repurchase event or, at the option of the Company, prior to any change of control, but after the public announcement of the change of control or event that may constitute the change of control, the Company will send, by first class mail (or, in the case of global notes, in accordance with the procedures of the depositary), a notice to each holder (a “change of control notice”), with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and the Company’s obligation to repurchase the notes on the payment date specified in the notice (the “change of control payment date”), which date will, other than as may be required by law, be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the change of control, state that the Company’s obligation to repurchase the notes is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Holders of definitive notes electing to have a note purchased pursuant to a change of control offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or holders of global notes must transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the business day prior to the change of control payment date.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, the Company will, to the extent lawful:

1)	accept for payment all the notes or portions of the notes properly tendered pursuant to its change of control notice;

2)	deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all the notes or portions of the notes properly tendered; and

3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by the Company.

The paying agent will promptly deliver to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

The Company will not be required to repurchase the notes upon a change of control repurchase event if a third party agrees to repurchase such notes in the manner, at the times and otherwise in compliance with the requirements for the Company under the indenture for such notes and such third-party repurchases all notes properly tendered and not withdrawn by the holders. In addition, the Company will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control repurchase event.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between the Company and the underwriters. The Company has no present intention to engage in a transaction involving a change of control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or credit ratings of the notes. Restrictions on the ability of the Company to incur liens and enter into sale and leaseback transactions are contained in the covenants as described under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The phrase “all or substantially all,” as used with respect to the assets of the Company and its subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company and its subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear. In addition, it should be noted that recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a change of control under a clause similar to clause (4) of the definition of “change of control,” if the outgoing directors were to approve the new directors for the purpose of such change of control clause.

The Company may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, the Company may be prohibited from repurchasing the notes under the terms of its future debt instruments. Furthermore, a change of control could constitute an event of default under its credit facilities. See “Risk Factors—Risks Related to the Notes—We may not be able to purchase all of the notes upon a change of control triggering event, which would result in a default under the notes.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person or group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than the Company or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any substitute rating agency.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Company, a substitute rating agency.

“rating category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“ratings event” means that the notes cease to be rated investment grade by both rating agencies on any day during the period (the “trigger period”) commencing on the earlier of (a) the first public notice of the occurrence of a change of control or (b) the public announcement by the Company of its intention to effect a change of control, and ending 60 days following consummation of such change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible rating downgrade by either of the rating agencies on such 60th day, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the notes below investment grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the notes are rated investment grade by at least one of such rating agencies in question and is not subject to review for possible downgrade by such rating agency). If either rating agency is not providing a rating of the notes on any day during the trigger period for any reason, the rating of such rating agency shall be deemed to have ceased to be rated investment grade during the trigger period.

“S&P” means Standard & Poor’s Financial Services LLC and its successors.

“substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of the Company’s board of directors or a committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

The Company may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (except for the issue price, the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as the notes offered hereby and will vote together as one class on all matters with respect to such applicable series of notes; provided that if the additional notes are not fungible with the outstanding notes of such series for U.S. federal income tax purposes, the additional notes will have one or more separate CUSIP numbers.

Certain Covenants

Except as set forth below, neither the Company nor any of its subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on the capital stock of the Company or of such subsidiaries, or

•	purchasing or redeeming capital stock of the Company or such subsidiaries.

In addition, the Company will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving the Company or any of its subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent provided under “—Special Mandatory Redemption of the Notes” and “—Purchase of Notes upon Change of Control Repurchase Event.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the notes, except to the limited extent provided under “—Purchase of Notes upon Change of Control Repurchase Event.”

The indenture will contain the following principal covenants:

Limitation on Liens

The Company will not incur, and will not permit any of its restricted subsidiaries to incur, any indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (each of the foregoing, a “Lien”) upon (a) any Principal Property of the Company or any of its restricted subsidiaries or (b) any shares of stock or indebtedness of any of its restricted subsidiaries (whether such Principal Property or shares or indebtedness of any restricted subsidiary are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes (together with, at the option of the Company, any other indebtedness or guarantees of the Company or any of its subsidiaries ranking equally in right of payment with the notes or such guarantee) are secured on an equal and ratable basis with or, at the option of the Company, prior to, such secured indebtedness.

The foregoing restriction does not apply to:

1)

Liens on property, shares of stock or indebtedness existing with respect to any person at the time such person becomes a subsidiary of the Company or a subsidiary of any subsidiary of the Company, provided that such Liens were not incurred in anticipation of such person becoming a subsidiary;

2)

Liens on property, shares of stock or indebtedness existing at the time of acquisition by the Company or any of its subsidiaries or a subsidiary of any subsidiary of the Company of such property, shares of stock or indebtedness or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

3)	Liens securing indebtedness of the Company or any of the Company’s subsidiaries owing to the Company or any of its subsidiaries;

4)	Liens existing on the date of the initial issuance of the notes (other than any additional notes);

5)

Liens on property or assets of a person existing at the time such person is merged into or consolidated with the Company or any of its subsidiaries, at the time such person becomes a subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to the Company or any of its subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

6)	Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

7)	Liens created to secure the notes;

8)

Liens imposed by law, such as materialmens’, workmen or repairmen, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

9)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

10)	Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

11)

Liens or deposits under workmen’s compensation, unemployment insurance, or similar legislation and liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

12)

Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the property covered thereby in the ordinary course of business and which do not, in the Company’s opinion, materially detract from the value of such properties;

13)

Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

14)

Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by U.S. GAAP shall have been made therefore; or

15)

any extensions, renewals or replacements of any Lien referred to in clauses (1) through (14) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (14) shall not extend to or cover any property of the Company or any of its subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its restricted subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness, the aggregate principal amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (15) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of the Consolidated Net Assets of the Company. The Company and its restricted subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its restricted subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

1)	such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes);

2)	such transaction was for the sale and leasing back to the Company or any of its wholly-owned subsidiaries of any Principal Property by one of its restricted subsidiaries;

3)	such transaction involves a lease for not more than three years (or which may be terminated by the Company or its subsidiaries within a period of not more than three years);

4)

the Company or such restricted subsidiary would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above; or

5)

the Company or any restricted subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase, construction, development, expansion or improvement of other property or assets used or useful in its business (including the purchase or development of other Principal Property) or to the retirement of indebtedness (including the notes) of the Company or any of its subsidiaries (other than indebtedness that is subordinated to the notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of such indebtedness, the Company may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its restricted subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not exceed 15% of the Consolidated Net Assets of the Company.

Definitions

The indenture will contain the following defined terms:

“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of such Principal Property as determined in good faith by the Company’s board of directors, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with U.S. GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated subsidiaries after deducting all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with U.S. GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Assets” is being determined or, if the Company is not required to so file, as reflected on its most recent consolidated balance sheet prepared by the Company in accordance with U.S. GAAP.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, indebtedness of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments, but other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit). Notwithstanding the foregoing, the term “indebtedness” excludes any indebtedness of the Company or any of the Company’s subsidiaries to the Company or a subsidiary of the Company.

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company or any direct or indirect subsidiaries of the Company or (2) the financing of a project involving the development or expansion of properties of the Company or any direct or indirect subsidiaries of the Company, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any direct or indirect subsidiary of the Company or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint- stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means the land, improvements, buildings and fixtures owned by the Company or any of its subsidiaries that constitute the Company’s principal offices in Sunnyvale, California, any research and development facility, and manufacturing, assembly or distribution facility and any service and support facility (in each case including associated office facilities) located within the territorial limits of the States of the United States of America, except such as the Company’s board of directors (or authorized committee thereof) by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company and its subsidiaries taken as a whole) not to be of material importance to the Company’s and its subsidiaries’ business, taken as a whole; provided, however, that any office or facility with a value of less than $5.0 million shall in no event be deemed a Principal Property.

“restricted subsidiary” means any domestic subsidiary that owns any Principal Property other than:

1)	Any subsidiary primarily engaged in financing receivables or in the finance business; or

2)	Any of the Company’s less than 80%-owned subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or on the over-the-counter markets.

“subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person or a combination thereof.

“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

Events of Default

Each of the following, in addition to the events of default described in the accompanying prospectus, is an “event of default” under the indenture with respect to the notes:

1)

a failure to make the payment of any interest upon any notes when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by the Company with the trustee or with a paying agent prior to the expiration of the 30-day period);

2)	a failure to pay principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise;

3)

a failure by the Company to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “—Purchase of Notes upon Change of Control Repurchase Event”;

4)

a failure by the Company to redeem the notes following the occurrence of a special mandatory redemption event in conformity with the covenant set forth under “—Special Mandatory Redemption of the Notes”;

5)

default in the performance or breach of any other covenant or warranty by the Company in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that the notes offered hereby), which default continues uncured for a period of 60 days after the Company receives written notice from the trustee or the Company and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

6)

(a) a failure by the Company to make any payment at maturity, including any applicable grace period, on any indebtedness of the Company (other than indebtedness of the Company owing to any of its subsidiaries) outstanding in an amount in excess of $200 million and continuance of this failure to pay or (b) a default by the Company on any indebtedness of the Company (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $200 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to the Company by the trustee or to the Company and the trustee by the holders of not less than a majority in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

7)	certain events of bankruptcy, insolvency or reorganization of the Company.

Amendments and Waivers

For a description of provisions related to modifications to, and waivers under, the indenture, see the section captioned, “Modification and Waiver” in the accompanying prospectus.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until the Company issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. The Company can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global notes to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global notes other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither the Company, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global notes.

For so long as the notes are represented by one or more global notes registered in the name and held by DTC or its nominee, any notices required to be given to the holders of such notes will be given to DTC or its nominee, as the registered holder of the global notes.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

The Company expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Under certain circumstances described in the accompanying prospectus, DTC may exchange the global notes for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme, which is referred to as “Clearstream. Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the notes, including any claim or controversy arising out of or relating to the indenture or the notes, will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the State of New York.

Regarding the Trustee

U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association) is the trustee under the indenture and has also been appointed by the Company to act as registrar, transfer agent and paying agent for the notes. The Company and its affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business, including asset and investment management and insurance services.

DESCRIPTION OF OTHER INDEBTEDNESS

For information concerning our existing indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt” in our Annual Report on Form 10-K for the year ended December 30, 2022, incorporated by reference in this prospectus supplement and note 7 to our consolidated financial statements included in such Form 10-K. You should read this information in conjunction with (1) the sections entitled “Summary,” “Risk Factors” and “Capitalization” included in this prospectus supplement, (2) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 30, 2022, incorporated by reference in this prospectus supplement, and (3) the consolidated financial statements of Trimble and the related notes incorporated by reference into this prospectus supplement.

Bridge Loan Commitment Letter

In connection with entering into the Purchase Agreement, we entered into the Bridge Loan Commitment Letter, pursuant to which the lenders party thereto have committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of up to €1.88 billion. The commitments under the Bridge Loan Commitment Letter were reduced to €500 million upon entering into the new credit agreement described below and will be reduced in their entirety by the proceeds of the notes offered hereby. Although we do not currently expect to make any borrowings under the Bridge Credit Facility, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the Bridge Credit Facility if any of the financing transactions are not completed. See “Summary—Recent Developments—Financing Transactions—Bridge Loan Commitment Letter.”

Revolving Credit Agreement

On March 24, 2022, we entered into the Revolving Credit Agreement, which provided for a $1.25 billion revolving credit facility, which, on December 27, 2022, in connection with the Transporeon Acquisition, we and the parties thereto amended to, among other things, make $600.0 million of the commitments under the Revolving Credit Agreement available subject to the satisfaction of specified conditions for consummation of the Transporeon Acquisition, including payment of the consideration for the Transporeon Acquisition, repaying indebtedness of TP Group Holding and its subsidiaries, and/or the payment of transaction costs and expenses, and to increase the maximum permitted leverage ratio for specified periods following the closing of the Transporeon Acquisition. As of February 17, 2023, we had outstanding $125.0 million aggregate principal amount of revolving loans under the Revolving Credit Agreement.

Our revolving credit facility matures on March 24, 2027. Borrowings under the Revolving Credit Agreement will bear interest, at our option, at either: (a) the alternate base rate, which is defined as a fluctuating rate per annum equal to the greatest of (i) the prime rate then in effect, (ii) the federal funds rate then in effect, plus 0.50% per annum, (iii) an adjusted term SOFR rate determined on the basis of a one-month interest period, plus 1.00%, and (iv) 1.00%, in each case, plus a margin of between 0.00% and 0.750%; (b) an adjusted term SOFR rate (based on one or three month interest periods), plus a margin of between 0.875% and 1.750%; (c) an adjusted SONIA rate, plus a margin of between 0.875% and 1.750%; or (d) an adjusted EURIBOR rate (based on one, three or six-month interest periods), plus a margin of between 0.875% and 1.750%. The applicable margin in each case is determined based on either the Company’s credit rating at such time or the Company’s leverage ratio as of its most recently ended fiscal quarter, whichever results in more favorable pricing to the Company. Interest is payable quarterly in arrears with respect to borrowings bearing interest at the alternate base rate, monthly in arrears with respect to borrowing bearing interest at the SONIA rate, or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at the term SOFR rate or EURIBOR rate. See “Summary—Recent Developments—Financing Transactions—Revolving Credit Agreement Amendment.”

Term Loan Credit Agreement

On December 27, 2022, we entered into an unsecured delayed draw term loan facility in the aggregate principal amount of $1.0 billion, comprised of a 3-year tranche in the amount of $500.0 million (the “3-Year Tranche”) and a 5-year tranche in the amount of $500.0 million (the “5-Year Tranche”). As of the date hereof, we had no outstanding term loans under the Term Loan Credit Agreement, which term loans may be borrowed only in connection with the consummation of the Transporeon Acquisition.

The term loans terminate on the earliest to occur of: (1) 11:59 p.m., New York City time on July 10, 2023; (2) the date of the consummation of the Transporeon Acquisition, effective immediately following such consummation, with or without the use of any portion of the loans under the Term Loan Credit Agreement; and (3) the termination of the Purchase Agreement in accordance with the terms thereof.

Borrowings under the Term Loan Credit Agreement will bear interest, at our option, at either: (a) the alternate base rate, which is defined as a fluctuating rate per annum equal to the greatest of (i) the prime rate then in effect, (ii) the federal funds rate then in effect, plus 0.50% per annum, and (iii) an adjusted term SOFR rate determined on the basis of a one-month interest period, plus 1.00%, in each case, plus a margin of between 0.125% and 1.000% for the 3-Year Tranche loans and 0.250% and 1.125% for the 5-Year Tranche loans; and (b) an adjusted term SOFR rate (based on one, three or six month interest periods), plus a margin of between 1.125% and 2.000% for the 3-Year Tranche loans and a margin of between 1.250% and 2.125% for the 5-Year Tranche loans. The applicable margin in each case is determined based on the Company’s credit rating at such time. Interest is payable quarterly in arrears with respect to borrowings bearing interest at the alternate base rate or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at the term SOFR rate. See “Summary—Recent Developments—Financing Transactions—Term Loan Credit Agreement.”

The Term Loan Credit Agreement contains various customary representations and warranties by the Company, which include customary materiality, material adverse effect and knowledge qualifiers. The Term Loan Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries’ ability to create liens and enter into sale and leaseback transactions, and that restrict the ability of the subsidiaries to incur indebtedness. Further, the Term Loan Credit Agreement contains financial covenants that require the maintenance of maximum leverage and minimum interest coverage ratios. Moreover, the Term Loan Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control.

Senior Notes

In June 2018, we issued $300.0 million of our Existing 2023 Notes and $600.0 million of our Existing 2028 Notes in a public offering registered with the Securities and Exchange Commission. The Existing 2023 Notes mature on June 15, 2023 and accrue interest at a rate of 4.150% per annum and the Existing 2028 Notes mature on June 15, 2028 and accrue interest at a rate of 4.900% per annum, in each case the interest rate payable on the Existing 2023 Notes and the Existing 2028 Notes is payable semiannually in arrears in cash on June 15 and December 15 of each year, subject to interest rate adjustments if Moody’s or S&P (or, if applicable, a substitute rating agency) downgrades (or subsequently upgrades) its rating assigned to such notes. Assuming the consummation of the Transporeon Acquisition, we intend to use a portion of the net proceeds from this offering of the notes to repay all or a portion of the indebtedness outstanding under our Existing 2023 Notes. This prospectus supplement is not a notice of redemption with respect to the Existing 2023 Notes, and any redemption or repayment of the Existing 2023 Notes will be made in accordance with the terms of the indenture governing the Existing 2023 Notes.

In November 2014, we issued $400.0 million of 4.750% senior notes due 2024 in a public offering registered with the Securities and Exchange Commission. The notes mature on December 1, 2024 and accrue interest at a rate of 4.750% per annum, payable semiannually in arrears in cash on December 1 and June 1 of each year.

Uncommitted Facilities

In addition, we have two $75.0 million, one €100.0 million, and one £55.0 million revolving credit facilities, which are uncommitted. Generally, these uncommitted facilities may be redeemed upon demand. Borrowings under uncommitted facilities are classified as short-term debt in our consolidated balance sheet. As of December 30, 2022, we had no principal amount outstanding under our uncommitted facilities. As of February 17, 2023, we had $125.2 million of principal amount outstanding under our uncommitted facilities.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of United States federal income tax considerations generally applicable to the ownership and disposition of the notes by Non-U.S. Holders (as defined below) that purchase the notes pursuant to this prospectus supplement at the price set forth on the cover of this prospectus supplement. This summary is based upon United States federal income tax law in effect on the date of this prospectus supplement, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not address all aspects of United States federal income taxation which may be relevant to particular investors in light of their particular investment circumstances, such as investors subject to special tax rules (e.g., banks or other financial institutions, insurance companies, broker-dealers, regulated investment companies, real estate investment trusts, entities or arrangements treated as partnerships for United States federal income tax purposes and their partners, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations (including private foundations), controlled foreign corporations, United States expatriates, former long-term permanent residents of the United States, holders subject to the alternative minimum tax, passive foreign investment companies, persons deemed to sell the notes under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”), persons who receive notes in connection with employment or other performance of services, persons who own (directly or indirectly) 10% or more of our stock (by vote or value), persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or persons required to recognize any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement), all of whom may be subject to tax rules that differ significantly from those summarized below. This summary does not discuss any state, local, or non-United States tax considerations, the Medicare contribution tax on investment income, or any non-income tax considerations, including gift or estate tax. This summary addresses Non-U.S. Holders that will hold the notes as “capital assets” (generally, property held for investment) under the Code. We expect, and this discussion assumes, that the notes will be issued with less than de minimis original issue discount.

Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax consequences of the ownership and disposition of the notes.

For the purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note that, for United States federal income tax purposes, is not (i) an individual who is a citizen or resident of the United States, (ii) a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, (iii) a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the laws of, the United States, any State thereof, or the District of Columbia, (iv) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (v) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a holder of a note, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners and partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

Interest

Subject to the discussion below under “—The Foreign Account Tax Compliance Act, or FATCA,” payments of interest on the notes made to a Non-U.S. Holder will generally not be subject to United States federal withholding tax provided that (i) such Non-U.S. Holder (A) does not actually or constructively own 10%

or more of the total combined voting power of all classes of stock of the company entitled to vote and (B) is not a controlled foreign corporation that is related to the company (within the meaning of section 864(d)(4) of the Code) and (ii) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading “Owner’s Statement Requirement.” A Non-U.S. Holder that does not meet the above criteria will be subject to United States federal withholding tax at a flat rate of 30%, unless the withholding tax rate is reduced or eliminated by an applicable income tax treaty, and such Non-U.S. Holder is a qualified resident of the treaty country and complies with certain certification requirements.

If interest on the notes is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, and, if required by an applicable income tax treaty, such interest is attributable to a United States permanent establishment of the Non-U.S. Holder, the Non-U.S. Holder, although exempt from United States federal withholding tax provided certain certification requirements are met, will generally be subject to United States federal income tax on the receipt or accrual of such interest on a net income basis in the same manner as if it were a United States person. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments.

Owner’s Statement Requirement

In order to avoid withholding tax on interest on a note under section 871(h) or 881(c) of the Code, either the Non-U.S. Holder of the note or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) and that holds the note on behalf of such holder must timely file a statement with us or our agent to the effect that the Non-U.S. Holder is not a United States person within the meaning of the Code. This requirement will be satisfied if we or our agent timely receives (i) a statement (an “Owner’s Statement”) from the Non-U.S. Holder of the note in which such holder certifies, under penalties of perjury, that such holder is not a United States person and provides such holder’s name and address and, if applicable, information with respect to tax treaty benefits, on an IRS Form W-8BEN or W-8BEN-E (or suitable substitute form) or (ii) a statement from the Financial Institution holding the note on behalf of the Non-U.S. Holder in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner’s Statement, together with a copy of the Owner’s Statement and in either case, neither we nor our agent have actual knowledge that any of the information, certifications or statements in such Owner’s Statement are incorrect. The Non-U.S. Holder must inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner’s Statement.

Sale, Exchange, Redemption, or Other Disposition

A Non-U.S. Holder will generally not be subject to United States federal income tax on any gain realized upon a sale, exchange, redemption, or other taxable disposition of the notes, unless:

(i)

such gain is effectively connected with the conduct of a trade or business in the United States (and if required by an applicable tax treaty, such gain is attributable to a United States permanent establishment of the Non-U.S. Holder); or

(ii)

in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, exchange, redemption, or other taxable disposition occurs and certain other conditions are met.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a United States person, and, in the case of a corporation, may be subject to an additional branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. An individual Non-U.S. Holder who is subject to United States federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of sale, exchange, redemption, or other disposition of the notes will be subject to a flat 30% tax (or, if applicable, a lower treaty rate) on the gain derived from such sale or other taxable disposition, which may be offset by certain United States source capital losses.

The Foreign Account Tax Compliance Act, or FATCA

Provisions under Sections 1471 through 1474 of the Code and applicable U.S. Treasury Regulations, collectively commonly referred to as “FATCA,” and existing guidance issued thereunder, generally impose withholding at a rate of 30% in certain circumstances on interest paid on notes that are held by or through (i) a “foreign financial institution” (within the meaning of the Code), whether such entity is the beneficial owner or an intermediary, unless such entity (A) enters into, and complies with, an agreement with the IRS to report on an annual basis information with respect to interests in, or accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (B) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities; or (ii) a “non-financial foreign entity” (within the meaning of the Code), whether such entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any “substantial United States owners” (within the meaning of the Code) or provides certain information with respect to each substantial U.S. owner and complies with certain other requirements. Accordingly, the entity through which notes are held will affect the determination of whether withholding under FATCA is required. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. We will not pay any additional amounts in respect of any amounts withheld. Prospective investors should consult with their tax advisors regarding these rules in their particular situations.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, BofA Securities, Inc. and Wells Fargo Securities, LLC, have severally, and not jointly, agreed to purchase from us the following respective principal amounts of notes listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of the Notes
BofA Securities, Inc.	$
Wells Fargo Securities, LLC	$
SMBC Nikko Securities America, Inc.	$
TD Securities (USA) LLC	$

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes initially to the public at the initial public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of    % of the principal amount of the notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than     % of the principal amount of the notes to other dealers. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.

We estimate that our expenses of this offering, excluding underwriting discounts and commissions, will be approximately $         .

We have agreed to indemnify the several underwriters and their officers, directors and controlling persons against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments any of those persons may be required to make in respect of any of these liabilities.

The notes are new issuances of securities with no established trading market. The notes will not be listed on any securities exchange. The underwriters have advised us that they may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. If the underwriters engage in these transactions, they may discontinue doing so at any time.

Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters or their respective affiliates have from time to time performed various financial advisory, commercial banking, investment banking, or hedging services for us in the ordinary course of their respective businesses, for which they have received customary fees and reimbursement of expenses. Certain of the underwriters or their affiliates are lenders, and are also agents, under our new term loan facility and our revolving loan facility, and certain of the underwriters or their affiliates have agreed to provide us with interim financing under the bridge term loan facility.

Certain of the underwriters and/or their affiliates may hold a portion of our Existing 2023 Notes and may receive a portion of the proceeds from this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of

Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This Prospectus Supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This Prospectus Supplement is not a prospectus for the purposes of the Prospectus Regulation.

In connection with the offering, the Underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This Prospectus Supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This Prospectus Supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

In connection with the offering, the Underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this Prospectus Supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1 A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA:

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in Korea

The Notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the Notes have been and will be offered in Korea as a private placement under the FSCMA. None of the Notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The Notes have not been listed on any of the securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the Notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the Notes. By the purchase of the Notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Notes pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors United Arab Emirates

(i)

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

VALIDITY OF THE NOTES

Certain legal matters in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2022, and the effectiveness of our internal control over financial reporting as of December 30, 2022, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus supplement and any information that was previously incorporated.

We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we terminate this offering (excluding any information furnished and not filed pursuant to Items 2.02 or 7.01 and any related Item 9.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 30, 2022; and

•

portions of our Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC’s website at http://www.sec.gov. We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference in this prospectus supplement, other than exhibits which are not specifically incorporated by reference into such documents. Requests should be directed to our Investor Relations department at Trimble Inc., 10368 Westmoor Dr, Westminster, CO 80021. Our telephone number is (720) 887-6100.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We have not, and the underwriters have not, authorized any other person, including any dealer, salesperson or other individual, to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

TRIMBLE INC.

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (1) shares of our common stock, (2) shares of our preferred stock, which we may issue in one or more series, (3) depositary shares representing preferred stock, (4) debt securities, which may be senior debt securities or subordinated debt securities, (5) warrants, (6) stock purchase contracts or (7) stock purchase units, each representing ownership of a stock purchase contract and debt securities or debt obligations of third-parties, including U.S. treasury securities or any combination of the foregoing, accruing the holder’s obligation to purchase our common stock or other securities under the stock purchase contracts.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TRMB.”

We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities being offered to you, before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 6, 2022.

i

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Trimble,” “the company,” “we,” “our,” “us” or similar terms refer to Trimble Inc., together with its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “Commission” or “SEC”). By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of the applicable security. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We may include agreements as exhibits to the registration statement of which this prospectus forms a part. In reviewing such agreements, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures would not necessarily be reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about us may be found elsewhere in the registration statement of which this prospectus forms a part and our other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

We have not authorized any other person, including any dealer, salesperson or other individual, to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and the documents incorporated by reference is accurate only as of their respective dates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied on the Internet at http://www.sec.gov.

This prospectus is part of a registration statement filed with the SEC by us. The full registration statement can be obtained from the SEC as indicated above, or from us.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information in such documents that is not deemed to be filed):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

•	Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2022, filed with the SEC on May 5, 2022;

•

Portions of the Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021; and

•	Current Reports on Form 8-K filed on July 27, 2021, January 13, 2022, February 28, 2022 and March 30, 2022.

We also incorporate by reference any future filings (other than information in such documents that is not deemed to be filed) made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to our Investor Relations department at Trimble Inc., 935 Stewart Drive, Sunnyvale, California 94085. Our telephone number is (408) 481-8000.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in our Annual Reports on Form 10-K, in our Quarterly Reports on Form 10-Q and in any prospectus supplement related hereto in greater detail under the heading “Risk Factors.” Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. You should read this prospectus and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials (including any free writing prospectus), you should carefully consider the risk factors described in the section entitled “Risk Factors” in any prospectus supplement or free writing prospectus, our most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to such Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus and any prospectus supplement in its entirety, and as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see the section entitled “Where You Can Find More Information” on page 2 of this prospectus. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment. Furthermore, additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also affect our operations.

TRIMBLE INC.

We are a leading provider of technology solutions that enable professionals and field mobile workers to improve or transform their work processes. Our comprehensive work process solutions are used across a range of industries including architecture, building construction, civil engineering, geospatial, survey and mapping, agriculture, natural resources, utilities, transportation, and government. Our representative customers include construction owners, contractors, engineering and construction firms, surveying companies, farmers and agricultural companies, energy and utility companies, trucking companies, and state, federal, and municipal governments.

We focus on integrating broad technological and application capabilities to create system-level solutions that transform how work is done within the industries we serve. Products are sold based on return on investment and provide benefits such as lower operational costs, higher productivity, improved quality, enhanced safety and regulatory compliance, and reduced environmental impact. Our representative products include equipment that automates large industrial equipment such as tractors and bulldozers; integrated systems that track and manage fleets of vehicles and workers and provide real-time information and powerful analytics to the back-office; data collection systems that enable the management of large amounts of geo-referenced information; software solutions that connect all aspects of a construction site or a farm; and building information modeling software that is used throughout the design, build, and operation of buildings.

Our principal executive offices are located at 935 Stewart Drive, Sunnyvale, California 94085, and our telephone number is (408) 481-8000.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement with respect to the proceeds from the sale of the particular securities to which such prospectus supplement relates, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include funding the repayment or redemption of outstanding debt, dividend payments, share repurchases, ongoing operations, capital expenditures and possible acquisitions of businesses or assets.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of our common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units. These summaries are not meant to be a complete description of each security. The particular terms of any security to be issued pursuant hereto will be set forth in a related prospectus supplement. This prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, certain provisions of our certificate of incorporation and bylaws and certain provisions of Delaware law is a summary and is qualified in its entirety by reference to our certificate of incorporation, bylaws and the Delaware General Corporation Law (the “DGCL”). Copies of our certificate of incorporation and our bylaws have been filed with the SEC and are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 360,000,000 shares of common stock, $0.001 par value, and 3,000,000 shares of preferred stock, $0.001 par value. As of February 18, 2022, there were 251,215,563 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series.

The particular terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

Certificate of Incorporation

Stockholders have no cumulative voting rights.

The lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, such provisions also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years following the time that such stockholder became an “interested stockholder,” unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Certain Transactions

Our bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by the DGCL and any other applicable law. We are also empowered under our bylaws to indemnify other officers, employees and other agents as set forth in the DGCL or any other applicable law and to enter into indemnification contracts with our directors and executive officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition, our certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief that will remain available under Delaware law. In addition, each director will continue to be subject to liability for (1) breach of the director’s duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) violating Section 174 of the DGCL, or (4) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. American Stock Transfer & Trust Company’s address is 59 Maiden Lane, Plaza Level, New York, New York 11038.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TRMB”.

DESCRIPTION OF DEPOSITARY SHARES

The depositary shares will be issued under deposit agreements to be entered into between us and a bank or trust company, as depositary, all to be set forth in the applicable prospectus supplement relating to any or all depositary shares in respect of which this prospectus is being delivered. We will file a copy of the deposit agreement and the depositary receipt with the SEC each time we issue a series of depositary shares, and these depositary receipts and deposit agreement will be incorporated by reference into the registration statement of which this prospectus forms a part.

General

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the applicable series of preferred stock. The depositary will mail a notice of redemption to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or another method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Record Date

Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the preferred stock, or (2) the depositary shall receive notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election on our part to call for the redemption of any preferred stock, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the deposit agreement.

Amendments

We and the depositary may agree to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

The depositary may likewise terminate the deposit agreement if at any time 60 days shall have expired after the depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except as provided below and except that the depositary will continue (1) to collect dividends on the preferred stock and any other distributions with respect thereto and (2) to deliver the preferred stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the depositary may sell the preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF DEBT SECURITIES

We have summarized below general terms and conditions of the debt securities that we will offer and sell pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. The terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement.

We may issue, from time to time, senior debt securities (“Senior Debt Securities”) in one or more series under an indenture, dated as of October 30, 2014, between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Senior Indenture”), as amended by the first supplemental indenture, dated November 24, 2014, between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee and as further amended by the second supplemental indenture, dated October 1, 2016, among us, Trimble Navigation Limited and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Senior Trustee”) and as further amended by the third supplemental indenture, dated June 15, 2018, between us and the Senior Trustee, as trustee. Senior subordinated debt (“Senior Subordinated Debt Securities”), subordinated debt (“Subordinated Debt Securities”) or junior subordinated debt (“Junior Subordinated Debt Securities” and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the “Subordinated Securities”) and convertible or exchangeable debt securities (“Convertible Securities”) will be issued under a separate indenture (the “Omnibus Indenture”) to be entered into between us and a trustee to be designated prior to the issuance of any such securities (the “Omnibus Trustee”), the form of which Omnibus Indenture is filed as an exhibit to the registration statement. The Senior Indenture and the Omnibus Indenture are sometimes collectively referred to herein as the “indentures,” the Senior Debt Securities, the Subordinated Securities and the Convertible Securities are sometimes collectively referred to herein as the “debt securities,” and the Senior Trustee and the Omnibus Trustee are sometimes collectively referred to herein as the “trustees” and individually as the “trustee.” We and the respective trustee may enter into supplements to the indentures from time to time.

The following description of provisions of the indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indentures, which have been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. A form of each debt security, any future supplemental indenture or similar document also will be so filed. You should read the indentures and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indentures.

For purposes of this section of this prospectus, references to “we,” “us” and “our” are to Trimble Inc. and not to any of its subsidiaries.

General

The indentures do not limit the amount of debt securities that we may issue. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for any differences in the issue price and, if applicable, the initial interest accrual date and interest payment date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold; provided that if the additional debt securities are not fungible with the debt securities of the series previously offered or sold for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP or other identifying number.

The indentures provide that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indentures, the terms of the indentures do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indentures as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

Provisions of the Indenture

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•

the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•

if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of an Event of Default;

•	any provisions for the remarketing of the debt securities;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Senior Debt Securities

Payment of the principal of, and premium, if any, and interest on, Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, and premium, if any, and interest on, Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional debt ranking senior to the Senior Subordinated Debt Securities.

Subordinated Debt Securities

Payment of the principal of, and premium, if any, and interest on, Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our unsubordinated and senior subordinated debt. We will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional debt ranking senior to the Subordinated Debt Securities.

Junior Subordinated Debt Securities

Payment of the principal of, and premium, if any, and interest on, Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our unsubordinated, senior subordinated and subordinated debt. We will set forth in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional debt ranking senior to the Junior Subordinated Debt Securities.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities or property of us. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•

we are the surviving corporation or the successor person (if other than Trimble) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indentures;

•

immediately after giving effect to the transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indentures; and

•	certain other conditions are met.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indentures with respect to the debt securities of any series, means any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•

default in the performance or breach of any other covenant or warranty by us in the indentures (other than a covenant or warranty that has been included in the indentures solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization of us; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the officers’ certificate or supplemental indenture under which we issue such series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indentures.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest (if any) on, all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of, and accrued and unpaid interest (if any) on, all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest (if any) with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indentures impose limitations on suits brought by holders of debt securities against us with respect to an Event of Default. Except as provided below, no holder of debt securities of any series may institute any action against us under the indentures unless:

•	an Event of Default has occurred and is continuing and such holder has previously given to the trustee written notice of such continuing Event of Default; and

•

the holders of at least a majority in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action in respect of such Event of Default;

•	the requesting holders have offered the trustee security or indemnity reasonably satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

The indentures require us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indentures. The indentures provide that the trustee may withhold notice to the holders of debt securities of any series of any default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indentures. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

The depositary has indicated that it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indentures. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indentures. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indentures provide that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indentures.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Our company, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, or premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Modification and Waiver

We may modify and amend the indentures with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, or premium and interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium and interest on, any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indentures relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest, on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security, provided that such redemption is made at our option.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indentures. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indentures with respect to that series and its consequences, except a default in the payment of the principal of, or premium and any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may modify and amend the indentures or the notes to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption of our obligations under the notes in the case of a merger, consolidation or sale, lease, conveyance or other disposition of all or substantially all of our assets;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	make any change that does not adversely affect the rights of any holder of notes;

•	provide for the issuance of and establish the form and terms and conditions of any notes as permitted by the indentures;

•

evidence and provide for the acceptance of appointment of a successor trustee with respect to the notes and add to or change any provisions of the indentures as necessary to provide for or facilitate the administration of the trusts under the indentures by more than one trustee; or

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indentures under the Trust Indenture Act of 1939.

Discharge, Defeasance and Covenant Defeasance

Legal Defeasance. The indentures provide that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized financial advisory firm to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the applicable indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the applicable indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indentures provide that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indentures, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an Event of Default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized financial advisory firm to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indentures and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments:

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indentures provide that no incorporator and no past, present or future stockholder, officer or director of us or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indentures.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

General

We may issue debt warrants for the purchase of debt securities or stock warrants for the purchase of preferred stock or common stock.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus forms a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. The following summary of certain provisions of the warrants, warrant agreements and warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the warrant agreements and warrant certificates, including the definitions therein of certain terms.

Debt Warrants

General. Reference is made to the applicable prospectus supplement for the terms of debt warrants in respect of which this prospectus is being delivered, the debt securities warrant agreement relating to such debt warrants and the debt warrant certificates representing such debt warrants, including the following:

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the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such debt warrants and the procedures and conditions relating to the exercise of such debt warrants;

•	the designation and terms of any related debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	the date, if any, on and after which such debt warrants and any related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased upon such exercise;

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	a discussion of the material U.S. federal income tax considerations applicable to the ownership or exercise of debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of such debt warrants, if any; and

•	any other terms of the debt warrants.

The debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to any payments of principal and premium, if any, and interest, if any, on the debt securities purchasable upon such exercise.

Exercise of Debt Warrants. Each debt warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the debt warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, debt warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised debt warrants will become void.

Debt warrants may be exercised as set forth in the applicable prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Stock Warrants

General. Reference is made to the applicable prospectus supplement for the terms of stock warrants in respect of which this prospectus is being delivered, the stock warrant agreement relating to such stock warrants and the stock warrant certificates representing such stock warrants, including the following:

•	the type and number of shares of preferred stock or common stock purchasable upon exercise of such stock warrants and the procedures and conditions relating to the exercise of such stock warrants;

•	the date, if any, on and after which such stock warrants and related offered securities will be separately tradeable;

•	the offering price of such stock warrants, if any;

•	the initial price at which such shares may be purchased upon exercise of stock warrants and any provision with respect to the adjustment thereof;

•	the date on which the right to exercise such stock warrants shall commence and the date on which such right shall expire;

•	a discussion of the material U.S. federal income tax considerations applicable to the ownership or exercise of stock warrants;

•	call provisions of such stock warrants, if any;

•	any other terms of the stock warrants;

•	anti-dilution provisions of the stock warrants, if any; and

•	information relating to any preferred stock purchasable upon exercise of such stock warrants.

The stock warrant certificates will be exchangeable for new stock warrant certificates of different denominations and stock warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their stock warrants, holders of stock warrants will not have any of the rights of holders of shares of capital stock purchasable upon such exercise, and will not be entitled to any dividend payments on such capital stock purchasable upon such exercise.

Exercise of Stock Warrants. Each stock warrant will entitle the holder to purchase for cash such number of shares of preferred stock or common stock, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the stock warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, stock warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised stock warrants will become void.

Stock warrants may be exercised as set forth in the applicable prospectus supplement relating thereto. Upon receipt of payment and the stock warrant certificates properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of capital stock purchasable upon such exercise. If less than all of the stock warrants represented by such stock warrant certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and requiring us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, or stock purchase units, consisting of a stock purchase contract and either (x) senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, or (y) debt obligations of third parties, including U.S. Treasury securities, in each case, securing the holder’s obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, or prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts or stock purchase units in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents or dealers; or

•	through a combination of any of these methods of sale.

The prospectus supplements relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

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A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

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A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NASDAQ, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, we will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Other than our common stock, which is listed on the NASDAQ Global Select Market, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ Global Select Market, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the securities being offered hereby is being passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of our internal control over financial reporting as of December 31, 2021, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

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TRIMBLE INC.

                 % Notes due 2033

Prospectus Supplement

Joint Book-Running Managers

BofA Securities	Wells Fargo Securities

SMBC Nikko	TD Securities

February     , 2023